UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2006
NASTECH PHARMACEUTICAL COMPANY INC.
(Exact name of registrant as specified in charter)

DELAWARE	0-13789	11-2658569
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3450 Monte Villa Parkway
Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)
425-908-3600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On August 17, 2006, Nastech Pharmaceutical Company Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Gordon C. Brandt, M.D., the Company’s Executive Vice President of Clinical Research & Medical Affairs for the period beginning August 17, 2006 and ending June 30, 2009. A copy of the Employment Agreement is filed herewith as exhibit 10.1.
     Pursuant to the Employment Agreement, Dr. Brandt will be entitled to annual base compensation of $275,000 in 2006, and will be eligible for increases in his base salary as may be determined by the board of directors of the Company (the “Board of Directors”) and the Company’s Chief Executive Officer. Effective for the Company’s fiscal year that began on January 1, 2006, Dr. Brandt’s targeted incentive cash compensation under the Employment Agreement is forty percent of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and the Company’s Chief Executive Officer.
     Under the Employment Agreement, in the event that, prior to June 30, 2009, the Company terminates Dr. Brandt’s employment without cause or if Dr. Brandt terminates his employment as the result of a substantial diminution in his authority or role as Executive Vice President of Clinical Research & Medical Affairs, the failure of the Company to pay any amounts of base salary and/or incentive cash compensation, the failure of the Company to honor promptly any of its other material obligations under the Employment Agreement, or a material demotion in his title or status, then Dr. Brandt will be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination. Upon such event, Dr. Brandt’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable grant agreements.
     In the event that, prior to June 30, 2009, the Employment Agreement is terminated due to disability or death, Dr. Brandt or his estate, as applicable, is entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the Employment Agreement.
     In the event that Dr. Brandt’s employment is terminated by the Company or by Dr. Brandt for any reason, other than due to death or disability, during the one-year period following a change in control of the Company and prior to June 30, 2009, Dr. Brandt will be entitled to receive as severance a lump sum payment equal to the greater of twelve (12) months base salary or the balance of his base salary through June 30, 2009, in each case at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis), and an additional payment equal to 40% of his base salary for such year. In addition, upon such event, all of Dr. Brandt’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable option grant agreements. Pursuant to the Employment Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of the Company’s voting securities, (ii) the Company’s reorganization or merger or sale of all or substantially of the Company’s assets, following which the Company’s stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as currently constituted, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of the Company.
     In connection with the entry into the Employment Agreement, Dr. Brandt and the Company also entered into an omnibus amendment to all of Dr. Brandt’s outstanding grant awards to provide that the terms of the Employment Agreement shall supersede any conflicting terms contained in grant awards. A copy of this amendment is filed herewith as exhibit 10.2.
     In connection with the foregoing, the Company herby files the following documents:
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement effective as of August 17, 2006 by and between Nastech Pharmaceutical Company Inc. and Gordon C. Brandt, M.D.

10.2	Amendments to Certain Grant Agreements by and between Nastech Pharmaceutical Company Inc. and Gordon C. Brandt, M.D.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nastech Pharmaceutical Company Inc. (Registrant)

	By:	/s/ Philip C. Ranker

	Name:	Philip C. Ranker
	Title:	CFO

Dated:
August 21, 2006
Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement effective as of August 17, 2006 by and between Nastech Pharmaceutical Company Inc. and Gordon C. Brandt, M.D.

10.2	Amendments to Certain Grant Agreements by and between Nastech Pharmaceutical Company Inc. and Gordon C. Brandt, M.D.

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